          [LOGO]

                                          DAVID W. MORROW
                                    CHIEF EXECUTIVE OFFICER AND
                                       CHAIRMAN OF THE BOARD

                                                                   July 14, 1997

Dear Shareholder:

    I am pleased to announce that on July 8, 1997, Delchamps, Inc. (the "Company"), Jitney-Jungle Stores of America, Inc. ("Parent") and Delta Acquisition Corporation ("Offeror"), a wholly owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Offeror has agreed to acquire the Company. Pursuant to the Merger Agreement, Offeror has today commenced a tender offer (the "Offer") for all outstanding shares of the common stock, par value $.01 per share, of the Company ("Common Stock") at $30 cash per share. The shares of Common Stock not acquired in the Offer will be converted to the right to receive $30 per share in cash pursuant to the merger of Offeror with and into the Company (the "Merger"). The Offer is conditioned on, among other things, at least two-thirds of the shares of Common Stock outstanding on a fully diluted basis being validly tendered.

    The Board of Directors of the Company has unanimously approved the Offer, the Merger, and the Merger Agreement, has determined that the consideration to be paid for the shares of Common Stock in the Offer and the Merger is fair to the shareholders of the Company and that the Offer and the Merger are otherwise in the best interests of the Company and its shareholders. The Board of Directors unanimously recommends that all shareholders accept the Offer and tender their shares of Common Stock pursuant to the Offer and, if a shareholder vote on the Merger is required by the Alabama Business Corporation Law, vote in favor of the Merger.

    Enclosed for your consideration are copies of the Offer materials and the Company's Schedule 14D-9, which is being filed today with the Securities and Exchange Commission. These documents should be read carefully. In particular, I call your attention to Item 4 of the Schedule 14D-9, which describes the reasons for the Board's recommendation with respect to the Offer.

                                          Sincerely,
                                          /s/ DAVID W. MORROW
                                          -------------------------------
                                          David W. Morrow
                                          CHIEF EXECUTIVE OFFICER AND
                                          Chairman of the Board

    DELCHAMPS, INC. - P.O. BOX 1668 - MOBILE, AL 36633-1668 - 305 DELCHAMPS
                   DRIVE - MOBILE, AL 36602 - (334) 433-0431